UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2018

BlackLine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37924	46-3354276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21300 Victory Boulevard, 12th Floor

Woodland Hills, CA 91367

(Address of principal executive offices, including zip code)

(818) 223-9008

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2018, the Board of Directors (the “Board”) of BlackLine, Inc. (“BlackLine” or the “Company”) appointed Owen Ryan to serve as a member of the Board, effective August 10, 2018. Mr. Ryan will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2021. Mr. Ryan will also join the Audit Committee of the Board (the “Audit Committee”).

Since 2018 Mr. Ryan has worked as the Chief Strategy Officer of Geller & Company, a strategic financial advisory and wealth management company. From 2016 to 2017, Mr. Ryan served as the President and Chief Executive Officer of AEGIS Insurance, a mutual insurance company. Prior to joining AEGIS Insurance, Mr. Ryan was Managing Partner and Chief Executive Officer of Deloitte Advisory, a financial advisory company, from 2008 until 2016. Mr. Ryan holds a B.S. from New Jersey City University and an M.B.A. from Columbia University, and is a certified public accountant.

In accordance with the Company’s Outside Director Compensation Policy, which was described in the Company’s proxy statement for its 2018 annual meeting of stockholders, Mr. Ryan is entitled to cash and equity compensation for service on the Board and its Audit Committee. Mr. Ryan will also enter into BlackLine’s standard form of indemnification agreement, which has been previously filed with the SEC.

There are no family relationships between Mr. Ryan and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by BlackLine, Inc., dated August 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackLine, Inc.

By:	/s/ Karole Morgan-Prager
Name:	Karole Morgan-Prager
Title:	Chief Legal and Administrative Officer

Date: August 13, 2018